Exhibit 99.1

                      CROSSTEX ENERGY DIRECTOR TO STEP DOWN

DALLAS, Nov. 14 /PRNewswire-FirstCall/ -- Crosstex Energy, L.P. (Nasdaq: XTEX) (the Partnership) and Crosstex Energy, Inc. (Nasdaq: XTXI) (the Corporation) announced that Stephen A. Wells has informed the Board of Directors of both the Corporation and of Crosstex Energy GP, LLC (the general partner of Crosstex Energy GP, L.P., the general partner of the Partnership) that he will be leaving each Board, effective December 31, 2005, to fulfill other personal and professional obligations. The Board and Management would like to thank Steve for his service over the past three years.

"We have a deep appreciation for Steve and his contribution to Crosstex," said Barry E. Davis, President and Chief Executive Officer. "Steve has been with us since the Partnership went public in December of 2002 and the Corporation in January of 2004, and during that time the value of the Partnership's units has risen over 350 percent and the Corporation's shares over 325 percent. It has been an exciting time and Steve has been an important member of our team."

Both the Partnership and the Corporation expect to announce the addition of new members to their Boards in the near future.

About Crosstex

Crosstex Energy, L.P., a mid-stream natural gas company headquartered in Dallas, operates over 5,000 miles of pipeline, nine processing plants, four fractionators, and approximately 111 natural gas amine treating plants. Crosstex currently provides services for approximately 2.6 Bcf/day of natural gas, or approximately 4.9 percent of marketed U.S. daily production based on August 2005 Department of Energy data.

Crosstex Energy, Inc. owns the two percent general partner interest, a 44 percent limited partner interest, and the incentive distribution rights of Crosstex Energy, L.P.

Additional information about the Crosstex companies can be found at http://www.crosstexenergy.com .

This press release contains "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included herein constitute forward-looking statements. Although the company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.


     Contact:  Barry E. Davis, President and Chief Executive Officer
               William W. Davis, Executive V.P. and Chief Financial Officer
     Phone:    (214) 953-9500

SOURCE  Crosstex Energy, L.P.; Crosstex Energy, Inc.
    -0-                             11/14/2005
    /CONTACT: Barry E. Davis, President and Chief Executive Officer, or William W. Davis, Executive V.P. and Chief Financial Officer, both of Crosstex Energy, L.P., +1-214-953-9500/
    /Web site:  http://www.crosstexenergy.com /
    (XTEX XTXI)